Exhibit 10.2
January 20, 2006
PERSONAL & CONFIDENTIAL
Mr. F. Matthew Rhodes
c/o Conexant Systems, Inc.
4000 MacArthur Boulevard
West Tower
Newport Beach, CA 92660

Re:	Amendment to Employment Agreement
Dear Matt:
     This letter agreement (“Amendment”) hereby amends, effective as of the Effective Date (as defined below), the Employment Agreement dated as of January 15, 2004, as amended November 12, 2004 (the “Agreement”) between you and Conexant Systems, Inc. (the “Company”).
     The definition of “Date of Termination” in Section 23 of the Agreement is hereby amended to insert at the end of clause (iv) thereof immediately preceding the period, the following:
”, or in connection with a termination by the Executive for Good Reason, such later date as may be specified in the Notice of Termination, if such date is acceptable to both parties.”
     This Amendment is contingent upon your submission of a letter addressed to the Chairman and Chief Executive Officer of the Company pursuant to which you will resign from your position as President of the Company and as an officer and/or director of any subsidiary or affiliate of the Company in connection with your simultaneous assumption of the position of Executive Assistant to the Chairman and Chief Executive Officer of the Company in the form attached as Exhibit A (the date of such letter being the “Effective Date”).
     Except as may be hereinabove modified, the Agreement shall remain in full force and effect and you will continue to be entitled to receive your compensation and other benefits provided for pursuant to the terms of the Agreement.

     Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this Amendment.

CONEXANT SYSTEMS, INC.

By:	/s/ Michael H. Vishny

Name:	Michael H. Vishny
Title:	Senior Vice President, Human Resources
Accepted and Agreed to as of
the date set forth above:
F. MATTHEW RHODES
/s/ F. Matthew Rhodes

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